Exhibit (b)(1)(c)

CONFIDENTIAL

October 25, 2006

US$1.5 Billion Senior Bridge Facility

US$1.5 Billion Senior Term Facility

Commitment Letter

New Sunward Holding B.V.

Amsteldijk 166

1079LH Amsterdam

The Netherlands

CEMEX, S.A.B. de C.V. Ricardo Margain Zozaya 325

Col. Valle del Campestre

66265 San Pedro Garza García N.L

Mexico

Attention:	C.P. Humberto Lozano Vargas
Director of Corporate Financing

Ladies and Gentlemen:

New Sunward Holding B.V. (the “Borrower”), a company formed under the laws of The Netherlands and an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. (“Parent”, and together with the Borrower, “you”), a company formed under the laws of the United Mexican States (“Mexico”), has advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; and together with JPMorgan, “we” or “us”, or the “Commitment Parties”) that you are proposing to acquire (collectively, the “Transaction”), through a public offer conducted by a special purpose wholly-owned subsidiary of the Borrower organized to consummate the Transaction (the “Offer”; and the related documents, the “Offer Documents”) all of the issued and outstanding share capital of the company identified by you to us as “Leonardo” (the “Target”), an Australian company, and that, to finance a portion of the purchase price of the Transaction, the Borrower wishes to obtain a US$1.5 billion senior bridge facility (the “Bridge Facility”), which Bridge Facility is expected to be refinanced through the proceeds of the issuance of perpetual securities of a subsidiary of Parent in a placement issued in reliance on Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended, as further described in the Engagement Letter dated as of the date hereof between JPMorgan and Parent (the “Engagement Letter”; and such financing, together with any alternative financing referred to in the next sentence, the “Takeout Financing”). It is understood that, if the parties agree that the perpetual securities cannot be issued in the manner described in the Engagement Letter, Parent or one of its affiliates will issue US$1.5 billion aggregate amount of senior notes in the capital markets, as further described in an additional Engagement Letter dated as of the date hereof between JPMorgan and Parent (together with the Engagement Letter referred to above, the “Engagement Letters”), or a US$1.5 billion senior term loan facility of the Borrower (the “Term Facility”; and together with the Bridge Facility, the “Facilities”).

Commitment Letter

JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Facilities, and JPMorgan Chase Bank is pleased to advise you of its commitment, fully credit-approved and binding, to provide (i) the entire amount of the Bridge Facility and (ii) the entire amount of the Term Facility, in each case on and subject to the terms and conditions set forth or referred to herein. This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A and B hereto (the “Term Sheets”) set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available each of the Facilities.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Facilities (in such capacities, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facilities. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

We may, in our discretion, syndicate the Bridge Facility, and we intend to syndicate the Term Facility (if any), in each case to a group of lenders (together with JPMorgan Chase Bank for either Facility, the “Lenders”) identified by us in consultation with you. You agree actively to assist us in completing any such syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from Parent’s, the Borrower’s and your other affiliates’ existing banking relationships, (b) direct contact between your senior management and advisors and the proposed Lenders, (c) assistance from you in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with the syndication and (d) the hosting, with us and your senior management, of one or more meetings of prospective Lenders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in our syndication efforts, you agree promptly to prepare and provide to us reasonably available information with respect to Parent, the Borrower and the Target and their subsidiaries (and we acknowledge that such information in respect of the Target and its subsidiaries may be limited to publicly available information for so long as Target is unwilling to provide you non-public information), the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. At our reasonable request, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to Parent, the Borrower, the Target, their respective material affiliates and any of their respective securities for purposes of United States federal and state securities laws. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be

Commitment Letter

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made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof, it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to:

(a) in the case of the Term Facility, such Commitment Party’s satisfaction that after the execution of this Commitment Letter and during the syndication of the Term Facility there shall be no competing offering, placement or arrangement of any debt securities (other than any competing proposed Takeout Financing, and any other financing facilities at the Parent and/or Cemex España, S.A. being arranged to finance the Transaction) or bank financing by or on behalf of Parent, the Borrower or any of their respective subsidiaries;

(b) the Engagement Letters shall each be in full force and effect, and the parties shall be in compliance with their obligations thereunder;

(c) the parties thereto shall have executed and delivered a credit agreement and other related documentation by not later than 45 days after the signing of this Commitment Letter (such credit agreement date, the “Credit Agreement Effective Date”), and the closing of the Acquisition and the funding of the Bridge Facility on or before the earlier of (i) the first anniversary of the launch of the Offer and (ii) the 364th day after the Credit Agreement Effective Date; and

(d) the other conditions set forth or referred to in the Term Sheets.

You agree, jointly and severally, (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person.

Commitment Letter

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You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter (it being understood that any such affiliate shall be bound by the confidentiality obligations herein with respect to such information), and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable by either of you or us without the prior written consent of each Commitment Party (in the case of an assignment by either of you) or by you (in the case of an assignment by either Commitment Party) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) to any governmental authority to the extent necessary or desirable in connection with the Offer or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (the “Patriot Act”), it is required to obtain, verify and record

Commitment Letter

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information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor (as defined in the Term Sheets) in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, it being understood that all other provisions contained herein or therein shall terminate upon execution of definitive financing documentation.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City and to the courts of its own corporate domicile in respect of actions brought against it as a defendant for purposes of all legal proceedings arising out of or relating to this Commitment Letter or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, any right to which it may be entitled on account of place of residence or domicile, and the right to have a trial by jury. All payments under this Commitment Letter and the Fee Letter shall be paid in U.S. Dollars to the relevant payee in New York City, without setoff or counterclaim and free and clear of any withholding or other taxes imposed by any relevant jurisdiction.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 31, 2006. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

Commitment Letter

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

NEW SUNWARD HOLDING B.V.

By:
Name:
Title:

CEMEX, S.A.B. DE C.V.

By:
Name:
Title:

Term Sheet - Bridge Facility

EXHIBIT A

NEW SUNWARD HOLDING B.V.

$1.5 BILLION SENIOR BRIDGE FACILITY

Summary of Terms and Conditions1

1.	PARTIES

	Borrower:	New Sunward Holding B.V. (the “Borrower”).

	Guarantors:	CEMEX, S.A.B. de C.V. (“Parent”), Cemex México, S.A. de C.V. and Empresas Toltecas de México, S.A. de C.V. (collectively, including Parent, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”). The Bridge Facility Documentation (as defined below) will include provisions for substitution of Guarantors substantially similar to those contained in the 2005 Facilities Agreement (as defined below).

	Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

	Lenders:	JPMorgan Chase Bank and, if the Arranger and JPMorgan Chase Bank determine to assign a portion of the Facility, such other banks, financial institutions and other entities that thereby become lenders under the Facility (collectively, the “Lenders”).
2.	BRIDGE FACILITY

	Type:	Senior bridge loan facility (the “Bridge Facility”; and the loans thereunder, the “Bridge Loans”) to be due and payable on the Maturity Date (as defined below) and expected to be refinanced through a Takeout Financing.

	Availability:	The Bridge Loans shall be made in a single drawing during the period beginning on the Effective Date and ending on the day prior to the Maturity Date (the “Availability Period”).

	Purpose:	The proceeds of the Bridge Loans shall be used solely to finance a portion of the Transaction.

[1]	Capitalized terms used but not defined herein are used as defined in the Commitment Letter to which this Summary of Terms and Conditions is attached.

Term Sheet - Bridge Facility

3.	CERTAIN PAYMENT PROVISIONS

Interest Periods and Rates:

The Bridge Loans will have interest periods of 1 or 3 months, as elected by the Borrower (or such other period as may be agreed with the Administrative Agent), and will bear interest at a rate per annum equal to the sum of (i) LIBOR (as defined below) plus (ii) a margin equal to 0.30%.

Overdue amounts shall bear interest at 2% above the rate otherwise applicable thereto (or, in the case of amounts other than principal of any Bridge Loan, 2% above the higher of (i) the prime rate announced by the Administrative Agent from time to time and (ii) 0.50% plus the US Federal Funds rate in effect from time to time).

As used above, “LIBOR” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits in the London interbank market for a period of one or three months (or such other agreed period, as applicable) are quoted on the Dow Jones Market Service screen.

	Optional Prepayments:	Bridge Loans may be prepaid by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Bridge Loans may not be reborrowed.

	Mandatory Prepayments:	The Bridge Loans will be prepaid (or if the Bridge Loans have not then been borrowed the commitments under the Bridge Facility shall be reduced) with 100% of the net proceeds of any Takeout Financing.

	Maturity:	The Bridge Loans shall become due and payable on or before the date that is the earlier of (i) the first anniversary of the launch of the Offer and (ii) the 364th day after the Effective Date (as defined below) (the “Maturity Date”).
4.	CONDITIONS
The Bridge Facility shall become effective (the “Effective Date”) on the date on which each party thereto shall have executed and delivered a satisfactory credit agreement and any other related documentation (the “Bridge Facility Documentation”), which shall occur (if at all) within 30 days after the date of the Commitment Letter. The Bridge Facility shall be available for borrowing on a single day during the Availability Period upon the satisfaction of the conditions set forth in the Commitment Letter and in Exhibit C (the date upon which all such conditions precedent shall be satisfied, the “Funding Date”).

Term Sheet – Bridge Facility

2

5.	CERTAIN DOCUMENTATION MATTERS

The Bridge Facility Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Parent and its subsidiaries, including the Borrower and the Target, but in the case of Target including only the Target’s material subsidiaries) substantially consistent with those contained in the US$700 million Facilities Agreement dated as of June 27, 2005 among the Borrower, the Guarantors, the lenders and Joint Bookrunners party thereto and Citibank, N.A., as Agent (as amended, the “2005 Facilities Agreement”). Certain of the foregoing, as they apply to Target and its material subsidiaries, shall be subject to a clean-up period of 180 days following the closing of the Transaction.

	Representations and Warranties:	Substantially similar to those contained in the 2005 Facilities Agreement.

	Affirmative Covenants:	Substantially similar to those contained in the 2005 Facilities Agreement.

	Negative Covenants:	Substantially similar to those contained in the 2005 Facilities Agreement, including without limitation (with such defined terms to be used as defined in the 2005 Facilities Agreement): (i) the Consolidated Net Debt / EBITDA Ratio not to exceed 3.5 to 1 (provided that the covenant in this clause (i) shall apply only from and after the fiscal quarter ending December 31, 2007, and shall be applied as amended in a manner consistent with our discussions with you regarding the treatment of proposed perpetual securities prior to the date hereof), (ii) the Consolidated Fixed Charge Coverage Ratio not to be less than 2.5 to 1 and (iii) the ratio of Total Borrowings of the Borrower to Total Net Worth of Cemex Spain not to exceed 0.35 to 1. However, the definition of “Restricted Subsidiary” will be expanded, in the case of “Clauses restricting Subsidiary distributions”, to include all subsidiaries of Parent (including Cemex Spain and its subsidiaries), and shall apply without limitation to any financing entered into in connection with the Transaction.

	Events of Default:	Substantially similar to those contained in the 2005 Facilities Agreement.

	Voting:	Amendments and waivers with respect to the Bridge Facility Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Bridge Loans or commitments, except that the consent of each Lender shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Bridge Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) reductions of any of the voting percentages and (v) releases of all or substantially all of the Guarantors.

Term Sheet – Bridge Facility

3

Assignments and Participations:	The Lenders shall be permitted to assign or grant participations in all or a portion of their Bridge Loans on terms substantially similar to those set forth in the 2005 Facilities Agreement. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction in accordance with the 2005 Facilities Agreement.

Yield Protection:	The Bridge Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Bridge Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Facility Documentation. All expenses will be reimbursed or paid only when such expenses are duly documented.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Taxes and Similar Amounts:	The Borrower will pay additional amounts such that all amounts due under the Bridge Facility (including, without limitation, fees and interest) will be in full amount specified, free of applicable withholdings, levies, duties, imposts or deduction of whatever nature (with customary exceptions to be negotiated).

Term Sheet – Bridge Facility

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Judgment Currency:	U.S. Dollars.

Governing Law and Forum:	State of New York. The Loan Parties and the Lenders will submit to the jurisdiction of the federal and state courts of the State of New York located in the Borough of Manhattan and will waive any claim of immunity, including sovereign immunity.

Counsel to the Administrative Agent and the Arranger:	Davis Polk & Wardwell as to matters of New York law, and one additional firm in each relevant jurisdiction (including Mexico, The Netherlands and Australia).

Term Sheet – Bridge Facility

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EXHIBIT B

NEW SUNWARD HOLDING B.V.

$1.5 BILLION SENIOR TERM FACILITY

Summary of Terms and Conditions2

6.	PARTIES

	Borrower:	New Sunward Holding B.V. (the “Borrower”).

	Guarantors:	CEMEX, S.A.B. de C.V. (“Parent”), Cemex México, S.A. de C.V. and Empresas Toltecas de México, S.A. de C.V. (collectively, including Parent, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”). The Term Facility Documentation (as defined below) will include provisions for substitution of Guarantors substantially similar to those contained in the 2005 Facilities Agreement (as defined below).

	Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Arranger (collectively, the “Lenders”).

7.	TERM FACILITY

Type and Amount:

Senior term loan facility (the “Term Facility”; the loans thereunder collectively, the “Term Loans”) divided into three separate tranches (each, a “Tranche”), as follows:

1.      One Year Tranche: a one-year tranche with no amortization and a final maturity on the first anniversary of the Funding Date (as defined below);

2.      Three Year Tranche: a three-year tranche with no amortization and a final maturity on the third anniversary of the Funding Date; and

3.      Five Year Tranche: a five-year tranche with four consecutive equal semi-annual payments, beginning with an amortization payment in the 37th month after the Funding Date, and a final maturity on the fifth anniversary of the Funding Date.

[2]	Capitalized terms used but not defined herein are used as defined in the Commitment Letter to which this Summary of Terms and Conditions is attached.

Term Sheet – Certain Conditions

	Availability:	The Term Loans shall be made in a single drawing at any time after the “Funding Date” as defined in the Term Sheet for the Bridge Facility, and not later than the “Maturity Date” as defined therein.

	Purpose:	The proceeds of the Term Loans shall be used solely to refinance principal amounts of Bridge Loans under the Bridge Facility simultaneously with the borrowing of the Term Loans, provided that if the Arranger and Borrower shall agree that the Term Facility shall be funded upon the closing of the Offer and the Bridge Facility commitments canceled, the proceeds of the Term Loans may be used to finance the purchase price of the Offer.

8.	CERTAIN PAYMENT PROVISIONS

Interest Periods and Rates:

The Term Loans will have interest periods of 1, 2, 3 or 6 months, as elected by the Borrower, and will bear interest at a rate per annum equal to the sum of (a) LIBOR (as defined below) plus (b) a margin equal to:

(i)     in the case of the One Year Tranche, 0.375%;

(ii)    in the case of the Three Year Tranche, 0.45%; and

(iii)  in the case of the Five Year Tranche, 0.55%.

Overdue amounts shall bear interest at 2% above the rate otherwise applicable thereto (or, in the case of amounts other than principal of any Term Loan, 2% above the higher of (i) the prime rate announced by the Administrative Agent from time to time and (ii) 0.50% plus the US Federal Funds rate in effect from time to time).

As used above, “LIBOR” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits in the London interbank market for a period of one or three months (as applicable) are quoted on the Dow Jones Market Service screen.

	Undrawn Commitment Fee:	In addition to the fees set forth in the Fee Letter, the Borrower shall pay a fee on the daily undrawn amount of the Term Facility to accrue for each day from the Effective Date until the Funding Date (as defined below) or the commitments are otherwise terminated at a rate per annum equal to 0.15%, provided that no such fee shall be paid during any period in which the Bridge Facility commitments are in effect or any Bridge Loans are outstanding.

Term Sheet – Certain Conditions

	Optional Prepayments:	Term Loans may be prepaid by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied first to the shortest Tranche and, in the case of the Five Year Tranche, to remaining installment payments pro rata. Optional prepayments of the Term Loans may not be reborrowed.

	Maturity:	Amounts of Term Loans under each Tranche not theretofore paid shall be paid on the maturity date described above for such Tranche.

9.	CONDITIONS

The Term Facility shall become effective (the “Effective Date”) on the date on which each party thereto shall have executed and delivered a satisfactory credit agreement and any other related documentation (the “Term Facility Documentation”), and shall be available for borrowing on a single day during the Availability Period upon the satisfaction of the conditions set forth in the Commitment Letter and in Exhibit C (the date upon which all such conditions precedent shall be satisfied, the “Funding Date”).

10.	CERTAIN DOCUMENTATION MATTERS

The Term Facility Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Parent and its subsidiaries, including the Borrower and the Target, but in the case of Target including only the Target’s material subsidiaries) substantially consistent with those contained in the US$700 million Facilities Agreement dated as of June 27, 2005 among the Borrower, the Guarantors, the lenders and Joint Bookrunners party thereto and Citibank, N.A., as Agent (as amended, the “2005 Facilities Agreement”). Certain of the foregoing, as they apply to Target and its subsidiaries, shall be subject to a clean-up period of 180 days following the closing of the Transaction.

	Representations and Warranties:	Substantially similar to those contained in the 2005 Facilities Agreement.

	Affirmative Covenants:	Substantially similar to those contained in the 2005 Facilities Agreement.

	Negative Covenants:	Substantially similar to those contained in the 2005 Facilities Agreement, including without limitation (with such defined terms to be used as defined in the 2005 Facilities Agreement): (i) the Consolidated Net Debt / EBITDA Ratio not to exceed 3.5 to 1 (provided that the covenant in this clause (i) shall apply

Term Sheet – Certain Conditions

only from and after the fiscal quarter ending December 31, 2007, and shall be applied as amended in a manner consistent with our discussions with you regarding the treatment of proposed perpetual securities prior to the date hereof), (ii) the Consolidated Fixed Charge Coverage Ratio not to be less than 2.5 to 1 and (iii) the ratio of Total Borrowings of the Borrower to Total Net Worth of Cemex Spain not to exceed 0.35 to 1. However, the definition of “Restricted Subsidiary” will be expanded, in the case of “Clauses restricting Subsidiary distributions”, to include all subsidiaries of Parent (including Cemex Spain and its subsidiaries), and shall apply without limitation to any financing entered into in connection with the Transaction.

Events of Default:	Substantially similar to those contained in the 2005 Facilities Agreement.

Voting:	Amendments and waivers with respect to the Term Facility Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans, except that the consent of each Lender shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) reductions of any of the voting percentages and (v) releases of all or substantially all of the Guarantors.

Assignments and Participations:	The Lenders shall be permitted to assign or grant participations in all or a portion of their Term Loans on terms substantially similar to those set forth in the 2005 Facilities Agreement. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction in accordance with the 2005 Facilities Agreement.

Yield Protection:	The Term Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Term Facility and the

Term Sheet – Certain Conditions

preparation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Facility Documentation. All expenses will be reimbursed or paid only when such expenses are duly documented.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Taxes and Similar Amounts:	The Borrower will pay additional amounts such that all amounts due under the Term Facility (including, without limitation, fees and interest) will be in full amount specified, free of applicable withholdings, levies, duties, imposts or deduction of whatever nature (with customary exceptions to be negotiated).

Judgment Currency:	U.S. Dollars.

Governing Law and Forum:	State of New York. The Loan Parties and the Lenders will submit to the jurisdiction of the federal and state courts of the State of New York located in the Borough of Manhattan and will waive any claim of immunity, including sovereign immunity.

Counsel to the Administrative Agent and the Arranger:	Davis Polk & Wardwell as to matters of New York law, and one additional firm in each relevant jurisdiction (including Mexico, The Netherlands and Australia).

Term Sheet – Certain Conditions

EXHIBIT C

NEW SUNWARD HOLDING B.V.

CERTAIN CONDITIONS

The availability of each Facility and the occurrence of the Funding Date thereunder, in addition to the conditions set forth in the Commitment Letter and Exhibits A and B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Commitment Letter or Term Sheets.

(a)	In the case of each Facility, the “Effective Date” shall have occurred under such Facility.

(b)	In the case of the Bridge Facility (or, if the Bridge Facility is canceled and the Term Facility is to be funded at the closing of the Offer): (i) the Transaction shall be consummated on in accordance with applicable law concurrently with the borrowing of Bridge Loans and (ii) without limitation of the foregoing, the Offer shall be closing concurrently for the acceptance of more than 50% of the outstanding voting shares of Target.

(c)	In the case of each Facility, the Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced expenses required to be paid on or before the relevant Funding Date.

(d)	In the case of each Facility, all material government and third party approvals necessary in connection with the Transaction and the financing thereof shall have been obtained on reasonably satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Transaction including the financing thereof or any of the other transactions contemplated hereby.

(e)	In the case of the Bridge Facility (or, if the Bridge Facility is canceled and the Term Facility is to be funded at the closing of the Offer), all additional financings required by the Borrower (including amounts provided by Parent and its other subsidiaries) to consummate the Offer and the remainder of the Transaction shall have been obtained or be obtained simultaneously with the funding of the loans under the relevant Facility.

(f)	In the case of each Facility, the Administrative Agent shall have received such legal opinions (including opinions (i) from US, Netherlands and Mexican counsel to the Borrower, (ii) if agreed by opining counsel, delivered pursuant to the Offer Documents, accompanied by reliance letters in favor of the Lenders and (iii) from such additional special and local counsel as may be required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as they may reasonably request, and all representations under the credit agreement and other relevant documentation shall be true and no default shall exist before or after giving effect to the financings and other elements of the Transaction, including compliance with the covenants on a pro forma basis immediately after giving effect to the foregoing.

Term Sheet – Certain Conditions

November 9, 2006

J.P. Morgan Securities Inc.

JPMorgan Chase Bank, N.A.

Letter Agreement Commitment Letter

Reference is made to the Commitment Letter dated October 25, 2006 (the “Commitment Letter”), among J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A. (together, “JPMorgan”) and New Sunward Holding B.V. and CEMEX, S.A.B. DE C.V. (together, “Cemex”), the Summary of Terms and Conditions attached thereto as Exhibit A (the “Term Sheet”). Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter.

The parties hereto agree that the phrase “30 days” in Section 4 of the Term Sheet, entitled “Conditions”, is hereby deleted and replaced with the phrase “45 days”.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature pages follow]

Very truly yours,

NEW SUNWARD HOLDING B.V.

By:
Name:
Title:

CEMEX, S.A.B. DE C.V.

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

J.P. MORGAN SECURITIES INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By
Name:
Title:

[signature page to Letter Agreement Commitment Letter]

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